UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

Net Element International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34887	98-0668024
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (787) 993-9650

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2012, OOO TOT Money (which is a subsidiary of Net Element International, Inc.) ("TOT Money") entered into a factoring agreement (together with related and ancillary agreements, collectively, the "Agreement") with Alfa-Bank. Pursuant to the Agreement, TOT Money will assign to Alfa-Bank its accounts receivable as security for financing in an aggregate amount of up to 300 million Russian rubles (or approximately US$9,615,385 based on the currency exchange rate as of the close of business on September 28, 2012) provided by Alfa-Bank to TOT Money. The amount loaned by Alfa-Bank pursuant to the Agreement with respect to any particular account receivable is limited to 80% of the amount of the account receivable assigned to Alfa-Bank. Pursuant to the Agreement, Alfa-Bank is required to track the status of TOT Money's accounts receivable, monitor timeliness of payment of such accounts receivable and provide related services. The term of the Agreement is from September 28, 2012 until December 5, 2013. TOT Money's obligations under the Agreement also are secured by a guarantee given by AO SAT & Company in connection with the Credit Agreement entered into on August 17, 2012 between Alfa-Bank and TOT Money. AO SAT & Company is an affiliate of Kenges Rakishev, Chairman of the Board of Directors of Net Element International, Inc.

Alfa-Bank's compensation pursuant to the Agreement for providing services for the administrative management of accounts receivable ranges from 10 Russian rubles to 100 Russian rubles per account receivable, depending upon whether financing was provided related to the particular account receivable and the form of the documentation related to the particular account receivable. Alfa-Bank's compensation pursuant to the Agreement for providing financing to TOT Money is calculated as a financing rate that ranges from 9.70% to 11.95% of the amounts borrowed, depending upon the amount borrowed and the number of days in the period from the date financing is provided until the date the applicable account receivable is paid; however, Alfa-Bank has the unilateral right to change such financing rates in the event of changes in certain market rates or in Alfa-Bank's reasonable discretion.

If there is a delay in payment by TOT Money of any sums due to Alfa-Bank under the Agreement, Alfa-Bank has the right to demand that TOT Money pay a penalty in the amount of 0.2% of the outstanding amount for each day of delay. The Agreement may be terminated by Alfa-Bank and the financial obligations of TOT Money under the Agreement may be accelerated in the following circumstances, among others: (i) if TOT Money violates its obligations under the Agreement; (ii) if court proceedings are commenced against TOT Money raising a claim against TOT Money for payment of taxes or fees, or related to a tax or administrative offense, which may result in deteriorating TOT Money's financial standing; (iii) if certain bankruptcy or insolvency proceedings are initiated with respect to TOT Money; (iv) if certain property of TOT Money is transferred or otherwise encumbered without Alfa-Bank's prior written consent; (v) if certain significant changes occur in TOT Money's chief executive officer, board of directors and other corporate bodies; (vi) if TOT Money violates the conditions of other agreements entered into between TOT Money and Alfa-Bank; and/or (vii) if certain of the foregoing circumstances occur with respect to AO SAT & Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The disclosures contained under Item 1.01 are incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	General Agreement No. TR-0672 on General Conditions of Financing against Assignment of Monetary Claim (Factoring) within Russia, dated September 19, 2012, between Alpha-Bank and OOO TOT Money (including related supplementary agreements)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT INTERNATIONAL, INC.

Date: October 10, 2012	By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	General Agreement No. TR-0672 on General Conditions of Financing against Assignment of Monetary Claim (Factoring) within Russia, dated September 19, 2012, between Alpha-Bank and OOO TOT Money (including related supplementary agreements)

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